Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights,” “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated January 27, 2017 on the financial statements and financial highlights of The Cushing Renaissance Fund included in the November 30, 2016 Annual Report to Shareholders in this Registration Statement (Form N-2) of The Cushing Renaissance Fund under the Securities Act of 1933.

/s/ Ernst & Young LLP

Dallas, Texas

December 29, 2017